Exhibit 99.1

NEWS RELEASE

KOSMOS ENERGY ANNOUNCES FIRST QUARTER 2013 RESULTS

DALLAS, Texas, May 9, 2013 — Kosmos Energy Ltd. (“Kosmos”) (NYSE: KOS) announced today financial and operating results for the first quarter of 2013, which included net income of $20 million, or $0.05 per basic and diluted share. For the first quarter of 2012, Kosmos reported a net loss of $38 million, or $0.10 per basic and diluted share.

Brian F. Maxted, Chief Executive Officer, commented, “Strong production and momentum at the Jubilee field, where we are experiencing continued high levels of well deliverability and FPSO uptime, contributed significantly to our positive results for the quarter. While progressing our upcoming developments offshore Ghana during the quarter, we also enhanced the build-out of our exploration portfolio and further matured our existing assets for drilling. Most recently, we have captured prospective blocks offshore Ireland in the Porcupine Basin, which represents additional opportunity to explore for our core geologic plays in a new area along the Atlantic Margin. At the same time, we have commenced the farm-out process for our Morocco positions and are sourcing drilling rig capacity in support of a multi-year exploration campaign designed to deliver substantial new value to Kosmos.”

Oil and gas revenue in the first quarter of 2013 was $228 million versus $116 million in the same quarter of 2012, on the sale of approximately two million barrels of oil in the 2013 period and one million barrels sold in the 2012 period. The increase in sales volumes was the result of the Company’s successful production enhancement programs executed in the second half of 2012. Realized pricing was $114.54 per barrel sold in the first quarter of 2013 and $124.30 per barrel in the first quarter of 2012.

Production expense for the first quarter of 2013 was $24 million, which included certain well workover and rig equipment maintenance costs. Excluding these amounts, production expense was $6.73 per barrel sold. The first quarter 2012 production expense was $7.87 per barrel, with the per barrel reduction to the first quarter of 2013 primarily reflecting an efficiency gain associated with increased field production.

Exploration expenses in the first quarter of 2013 totaled $23 million and included costs related to the Company’s ongoing seismic acquisition, processing, and interpretation related to its offshore Mauritania, Morocco, and Suriname assets, as well as various new venture exploration activities. In addition, costs related to the Sapele exploration well offshore Ghana were included in the first quarter 2013 expense. For the first quarter of 2012, exploration expenses included costs related to the Company’s 3D seismic acquisition program offshore Morocco.

General and administrative expenses were $40 million in the first quarter of 2013, consistent with the first quarter 2012 amount. Depletion and depreciation expense was $59 million, or $29.45 per barrel sold. The per barrel rate represents a 13 percent decline from the first quarter 2012 rate, primarily resulting from a significant reclassification of proved reserves from undeveloped to developed at the end of 2012.

Derivative expense for the first quarter of 2013 was $6 million, which primarily represents the unrealized change in the valuation of the Company’s oil derivative contracts during the quarter. A lower outstanding average debt balance contributed to reduced interest expense for the first quarter of 2013 versus the similar period 2012 amount. Income tax expense for the first quarter of 2013 was $44 million, with the majority of the amount resulting from the Company’s Ghana operations.

Conference Call and Webcast Information

Kosmos will host a conference call and webcast to discuss first quarter 2013 financial and operating results today at 10:00 a.m. Central time (11:00 a.m. Eastern time). A live webcast of the event can be accessed on the Investors page of Kosmos’ website at www.kosmosenergy.com. The dial-in telephone number for the call is +1.877.407.3982. Callers outside the United States should dial +1.201.493.6780. A replay of the webcast will be available on the Investors page of Kosmos’ website for approximately 90 days following the event.

About Kosmos Energy

Kosmos Energy is a leading independent oil and gas exploration and production company focused on frontier and emerging areas along the Atlantic Margin. The Company’s asset portfolio includes existing production and other major project developments offshore Ghana, as well as exploration licenses with significant hydrocarbon potential offshore Ireland, Mauritania, Morocco and Suriname and onshore Cameroon. Kosmos is listed on the New York Stock Exchange and is traded under the ticker symbol KOS. For additional information, visit www.kosmosenergy.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Kosmos expects, believes or anticipates will or may occur in the future are forward-looking statements. Kosmos’s estimates and forward-looking statements are mainly based on its current expectations and estimates of future events and trends, which affect or may affect its businesses and operations. Although Kosmos believes that these estimates and forward-looking statements are based upon reasonable assumptions, they are subject to several risks and uncertainties and are made in light of information currently available to Kosmos. When used in this press release, the words “anticipate,” “believe,” “intend,” “expect,” “plan,” “will” or other similar words are intended to identify forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Kosmos, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Further information on such assumptions, risks and uncertainties is available in Kosmos’s Securities and Exchange Commission (“SEC”) filings.  Kosmos undertakes no obligation and does not intend to update or correct these forward-looking statements to reflect events or circumstances occurring after the date of this press release, except as required by applicable law. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

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CONTACT:

Investor Relations

Brad Whitmarsh

+1.214.445.9772

bwhitmarsh@kosmosenergy.com

Kosmos Energy Ltd.

Consolidated Statements of Operations

(in thousands, except per share amounts, unaudited)

	Three Months Ended March 31,
	2013	2012
Revenues and other income:
Oil and gas revenue	$228,066	$115,771
Interest income	70	746
Other income	254	30
Total revenues and other income	228,390	116,547

Costs and expenses:
Oil and gas production	24,401	7,326
Exploration expenses	23,296	39,644
General and administrative	40,030	39,323
Depletion and depreciation	58,649	31,649
Amortization - deferred financing costs	2,698	2,194
Interest expense	8,991	13,058
Derivatives, net	5,508	3,860
Other expenses, net	632	748
Total costs and expenses	164,205	137,802
Income (loss) before income taxes	64,185	(21,255)
Income tax expense	44,091	16,286
Net income (loss)	$20,094	$(37,541)

Net income (loss) per share:
Basic	$0.05	$(0.10)
Diluted	$0.05	$(0.10)

Weighted average number of shares used to compute net income (loss) per share:
Basic	375,284	369,227
Diluted	375,651	369,227

Kosmos Energy Ltd.

Condensed Consolidated Balance Sheets

(in thousands, unaudited)

	March 31,	December 31,
	2013	2012

Assets
Current assets:
Cash and cash equivalents	$497,289	$515,164
Receivables	137,267	134,216
Other current assets	92,353	100,738
Total current assets	726,909	750,118

Property and equipment, net	1,542,313	1,525,762
Other non-current assets	89,456	90,243
Total assets	$2,358,678	$2,366,123

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$48,785	$128,855
Accrued liabilities	58,340	41,021
Other current liabilities	18,004	20,377
Total current liabilities	125,129	190,253

Long-term liabilities:
Long-term debt	1,000,000	1,000,000
Deferred tax liability	113,585	104,137
Other non-current liabilities	52,467	42,827
Total long-term liabilities	1,166,052	1,146,964

Total shareholders’ equity	1,067,497	1,028,906
Total liabilities and shareholders’ equity	$2,358,678	$2,366,123

Kosmos Energy Ltd.

Condensed Consolidated Statements of Cash Flows

(in thousands, unaudited)

	Three Months Ended March 31,
	2013	2012
Operating Activities
Net income (loss)	$20,094	$(37,541)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depletion, depreciation and amortization	61,347	33,843
Deferred income taxes	20,915	7,713
Unsuccessful well costs	9,753	8,270
Change in fair value of derivatives	534	2,045
Cash settlements on derivatives	(4,850)	(2,422)
Equity-based compensation	18,938	21,290
Other	1,396	3,097
Changes in assets and liabilities:
Net changes in working capital	(61,258)	108,608
Net cash provided by operating activities	66,869	144,903

Investing activities
Oil and gas assets	(83,491)	(68,070)
Other property	(814)	(3,110)
Restricted cash	886	72
Net cash used in investing activities	(83,419)	(71,108)

Financing activities
Purchase of treasury stock	(82)	—
Deferred financing costs	(1,243)	(1,599)
Net cash used in financing activities	(1,325)	(1,599)

Net increase (decrease) in cash and cash equivalents	(17,875)	72,196
Cash and cash equivalents at beginning of period	515,164	673,092
Cash and cash equivalents at end of period	$497,289	$745,288